                            CERTIFICATE OF DETERMINATION
                                         of
                           SERIES 1 CLASS B COMMON STOCK
                                         of
                              CONSUMER NET MARKETPLACE
                              a California corporation

     The undersigned, Fredrick Rice and Vickie McLoughlin certify that:

     1. They are the President and the Secretary, respectively, of Consumer Net Marketplace, a California corporation (the "Corporation").

     2. The number of authorized shares of Class B common stock, par value $.001, is 1,000,000, of which no series has yet been established.

     3. The Board of Directors wishes to establish a series of Class B common stock to be designated "Series I Class B Common."

     4. Pursuant to the authority given by the Corporation's Articles of Incorporation, as amended, the Board of Directors of the Corporation has duly adopted the following Recitals and Resolutions.

     WHEREAS, Article Third of the Amended and Restated Articles of Incorporation of this Corporation authorizes a class of shares designated as Class B common stock, consisting of 1,000,000 shares; and

     WHEREAS, Article Third of said Amended and Restated Articles of Incorporation authorizes issuance of the Class B common stock from time-to-time in one or more series and authorizes the Board of Directors to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of any such series subsequent to the issue of shares of that series; and

     WHEREAS, it is now the desire of the Board of Directors pursuant to the authority vested in them by the Restated Articles of Incorporation to fix and determine the rights, preferences, privileges and restrictions of a series of said Class B common stock;

     NOW THEREFORE,

     BE IT RESOLVED that the Board of Directors does hereby provide for the issue of a Series 1 Class B Common stock of this Corporation and does hereby fix and determine the rights, preferences, privileges and restrictions of, and other matters relating to, said series as follows:

     A. DESIGNATION AND AMOUNT. The first series of Class B common stock shall be designated Series I Class B common stock ("Class B Shares"). It shall consist of 1,000,000

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shares. The rights, preferences, privileges and restrictions granted to or imposed on the Class B Shares are as follows:

     B. DIVIDEND RIGHTS. The holders of Class B Shares shall not be entitled to receive any dividends.

     C. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Class B Shares then outstanding shall have no preference over any class of the Corporation's common stock then outstanding. Holders of the Class B Shares shall share, pro-rata with the outstanding common stock, any remaining assets of the Corporation available for distribution to shareholders.

     D. REDEMPTION RIGHTS. The Class B Shares provide for no rights of redemption.

     E. VOTING RIGHTS. The holders of the Class B Shares shall have no voting rights. nor any right to notice of shareholders meetings, except as otherwise required by law or as provided in Section G below.

     F.   CONVERSION RIGHTS.

          1. VOLUNTARY CONVERSION. Each Class B Share shall be convertible, without the payment of any additional consideration and at the option of the holder thereof, at any time after 12 months have elapsed from the date of issuance of such Shares, at the office of the Corporation (or any transfer agent for the Class B Shares) into Class A common shares ("Class A Common Stock") at the then-effective Class B Conversion Rate (as defined in Section 3 below).

          2.   AUTOMATIC CONVERSION.

               a. Conversion in the Event of a Public Offering. Each Class B Share shall automatically be converted into Class A Common Stock at the then-effective Class B Conversion Rate (as defined in Section 3 below) upon the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the ''1933 Act"), relating to the offer and sale of Class A Common Stock for the account of the Corporation to the public: provided that any such holder of Class B Shares shall not be deemed to have converted such Class B Shares into Class A Common Stock until immediately prior to the closing of said public offering.

               b. Conversion in the Event of a Reorganization, Sale of Assets, Liquidation and Dissolution. Upon adoption by the Board of Directors of the Corporation of (i) a plan of reorganization which requires the separate vote of each class or series of stock, (ii) a plan for sale of substantially all of the assets of the Corporation, or (iii) a plan of liquidation or of dissolution, or commencement of a voluntary action under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law. or the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation, or

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admission in writing of its inability to pay its debts generally as they become due and on account of such event the Corporation shall liquidate, dissolve or wind-up. then, in each such event listed above, each Class B Share automatically shall convert pro-rata into fully paid and non-assessable shares of common stock at the then-current Class B Conversion Rate.

               c. Issuance of Fractional Shares. If the aggregate shares of Class A Common Stock issued to holders of Class B Shares upon conversion result in a fraction of a share of Class A Common Stock, such fractional shares shall be paid in cash based upon the average price of a share of Class A Common Stock as reported on a securities exchange including the Nasdaq Bulletin Board or if the Class A Common Stock is not listed on any securities exchange, the value of any fractional shares shall be determined by the Board of Directors.

          3. CLASS B CONVERSION RATE. Subject to the adjustments provided in subsections (c) through (e) of this Section (3), each Class B Share shall be convertible into one fully paid and non-assessable share of Class A Common Stock (the "Class B Conversion Rate").

               a. Mechanics of Conversion. Before any holder of Class B Shares shall be entitled to voluntarily convert the same into Class A Common Stock pursuant to Section (I) above. he/she shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Shares and shall give written notice to the Corporation at such office that he/she elects to convert the same and shall state therein his/her name or the name or names of his/her nominees in which he/she wishes the certificate(s) for shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Class B Shares, or to his/her nominee(s), a certificate(s) for the number of Class A Common Stock to which he/she shall be entitled as aforesaid, together with cash in lieu of any fractional shares.

               No other event or action shall be necessary to affect an Automatic Conversion of Class B Shares pursuant to Section (2) above. The holder of Class B Shares need not surrender the Class B Share certificate(s) in exchange for the Class A Common Stock certificates(s) but may do so by delivering to the office of the Corporation duly endorsed Class B Share certificate(s).

               b. Effective Date of Conversion. Such conversion shall be deemed to occur immediately prior to the close of business on the date of surrender of the Class B Shares to be converted in the case of a Voluntary Conversion, and the person(s) entitled to receive the Class A Common Stock issuable upon conversion shall be treated for all purposes as the record holder(s) of such Class A Common Stock on such date.

               If the conversion is in connection with a public offering of securities pursuant to an effective registration statement under the 1933 Act, the conversion will be conditioned upon the closing of the sale of securities pursuant to such public offering. in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Class B Shares shall not be deemed to have converted such Class B Shares until immediately prior to the closing of such sale of securities.

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               If the conversion is in connection with reorganization, sale of assets, liquidation or dissolution, the conversion will be conditioned upon the Board of Directors of the Corporation approving any such event. The Class B Shares shall be deemed to have been converted immediately after such Board action, such that the holders of the Class B Shares shall be entitled to any voting rights thereafter applicable to holders of Class A Common Stock.

               c. Adjustments for Subdivisions and Combinations. If the Corporation shall at any time or from time-to-time after the effective date of a written agreement by the Corporation for the initial sale of the Class B Shares (the "Class B Original Issue Date") effect a subdivision of the outstanding Class A Common Stock, the Class B Conversion Rate then in effect immediately before such subdivision shall be proportionately increased, and conversely, if the Corporation shall at any time or from time-to-time after the Class B Original Issue Date combine the outstanding Class A Common Stock, the Class B Conversion Rate then in effect immediately before such combination shall be proportionately decreased. Any adjustment under this subsection (c) shall become effective at the close of business on the date such subdivision or combination becomes effective.

               d. Adjustments for Certain Dividends and Distributions. In the event the Corporation at any time or from time-to-time after the Class B Original Issue Date shall make or issue or fix a record date for the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in additional Class A Common Stock, then and in each such event the Class B Conversion Rate then in effect shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Class B Conversion Rate then in effect by a fraction:

                    (1) The numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution and,

                    (2) The denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Class B Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Class B Conversion Rate shall be adjusted pursuant to this subsection (d) as of the time of actual payment of such dividends or distributions.

               e. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time-to-time after the Class B Original Issue Date shall make or issue, or fix a record date for the determination of holders of shares of Class A Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Class A Common Stock, then and in each such event, provision shall be made so that the holders of Class B Shares shall receive upon conversion thereof, in addition to the

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

number of shares of Class A Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Class B Shares been converted into shares of Class A Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this subsection (e) with respect to the rights of the holders of the Class B Shares.

               f. Adjustments for Reorganization, Reclassification or Other Change. If the shares of Class A Common Stock issuable upon the conversion of the Class B Shares shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification, sale of assets, dissolution or otherwise (other than by a subdivision, a combination or a stock dividend as provided for elsewhere in this Section (3), then and in each event the holder of Class B Shares shall have the right thereafter to convert such shares into the kind and amount of shares of stock or other securities and property receivable upon such reorganization, reclassification, sale of assets, dissolution or other change by the holders of the number of shares of Class A Common Stock into which such Class B Shares might have been converted immediately prior to such reorganization, reclassification. sale of assets, dissolution or other change, all subject to further adjustment as provided elsewhere in this Section (3).

               g. Certificate of Adjustment. In each case of an adjustment or readjustment of the Class B Conversion Rate for the number of shares of Class A Common Stock or other securities issuable upon conversion of the Class B Shares, the Corporation shall compute such adjustment or readjustment in accordance herewith and shall cause the independent public accountants selected by the Corporation to verify such computation and the Corporation shall prepare a certificate showing such adjustment or readjustment, and shall send such Certificate to each holder of Class B Shares at the address provided by such holder to the Secretary of the Corporation. The certificate shall set forth such adjustment or readjustment, showing in detail the tarts upon which such adjustment or readjustment is based.

               h. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the Class B Shares such number of its shares of Class A Common Stock as shall from time-to-time be sufficient to effect the conversion of all outstanding Class B Shares. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding Class B Shares, the Corporation shall take such corporate action as may in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

               i. Status of Converted Class B Shares. In case any Class B Shares shall be converted pursuant to Sections (1) or (2) above the shares so converted shall resume the status of authorized but unissued shares of Class B Common Stock.

     G.   CHANGE AFFECTING CLASS B COMMON STOCK.

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          1.   CHANGES TO CLASS B SHARES. So long as any Class B Shares are outstanding, the Corporation shall not without first obtaining the approval by vote or written consent of the holders of a majority of the total number of Class B Shares outstanding, voting separately as a class, alter or change any or all of the rights, preferences, privileges and restrictions granted to or imposed upon the Class B Shares or amend the provisions of this subsection
(G)(1).

          2. NOTICES OF RECORD DATE. In the event of: (i) establishing a record of holders of any class or series of securities for the purpose of conducting a vote by such class or series of securities; or (ii) any reclassification or recapitalization of the capital stock of the Corporation, sale of substantially all of the assets by the Corporation, or any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, the Corporation shall send to each holder of Class B Shares at the address provided by such holder to the Secretary of the Corporation, at least 30 days prior to the record date specified therein, a notice specifying (a) the date on which any such record is to be taken for the purpose of providing for a vote of the Class B Shares as a class, (b) the date on which any such reorganization, sale of assets, reclassification, dissolution, liquidation or winding-up is expected to become effective, and (c) the time, if any is to be fixed, as to when the holders of record of shares of Class A Common Stock (or other securities) shall be entitled to exchange their shares of Class A Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, sale of assets, dissolution, liquidation or winding-up.

     BE IT FURTHER RESOLVED that the authorized number of shares of Class B Common Stock of this Corporation is 1,000,000. The number of shares of Class B Common Stock constituting the Series 1 Class B Common Stock is 1,000,000. None of the shares of this series have been issued.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct as of our own knowledge.

     IN WITNESS WHEREOF. Consumer Net Marketplace has caused this Certificate to be duly executed by its President and attested by its Secretary this 20th of August. 1997.

                                        CONSUMER NET MARKETPLACE



                                             /S/
                                        ------------------------------
                                        Fredrick J. Rice, President



                                             /S/
                                        ------------------------------
                                        Vickie McLoughlin, Secretary

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